EXHIBIT 10.4.1

AMENDMENT 2006-1

TO THE

SEI INVESTMENTS COMPANY

1998 EQUITY INCENTIVE PLAN

AMENDMENT, dated as of November 27, 2006 to the SEI Investments Company 1998 Equity Incentive Plan (the “Plan”), by SEI Investments Company (the “Company”).

WHEREAS, the Company maintains the Plan for the benefit of its and its subsidiaries’ eligible employees, consultants and directors; and

WHEREAS, pursuant to Section 16 of the Plan, the Board of Directors of the Company may amend the Plan at any time.

NOW THEREFORE, effective as of November 27, 2006, the Plan is hereby amended as follows:

1. Section 3(b) shall be deleted in its entirety and replaced with the following:

“Adjustments. If there is any change in the number, kind or value of the shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock (or other kind of stock) available for Grants, the maximum number of shares of Company Stock (or other kind of stock) that any individual participating in the Plan may be granted in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued or issuable under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.”

2. Except for the foregoing amendment, all the terms and provisions of the Plan are hereby ratified and confirmed and shall continue in full force and effect.